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Apollo Commercial Real Estate Finance, Inc.

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The following are excerpts from a transcript of a conference call held by Apollo Commercial Real Estate Finance, Inc.’s (“ARI” or the “Company”) management with ARI stockholders on January 28, 2026, in which Stuart A. Rothstein, Chief Executive Officer of ARI, participated. In addition, an audio recording of the full conference call was made available on ARI’s website today.

Introduction by Operator

I’d like to remind everyone that today’s call and webcast are being recorded. Please note that they are the property of Apollo Commercial Real Estate Finance, Inc. and that any unauthorized broadcast in any form is strictly prohibited. Information about the audio replay of this call is available in our transaction announcement press release. I’d also like to call your attention to the customary safe harbor disclosure in our press release regarding forward-looking statements.

Today’s conference call and webcast may include forward-looking statements and projections. And we ask that you refer to our most recent filings with the SEC for important factors that could cause actual results to diﬀer materially from these statements and projections. We do not undertake any obligation to update our forward-looking statements or projections unless required by applicable law.

To obtain copies of our latest SEC filings, please visit our website at www.apollocref.com or call us at (212) 515-3200. At this time, I’d like to turn the call over to the company’s Chief Executive Oﬃcer, Stuart Rothstein.

Stuart Rothstein - Chief Executive Officer of ARI

Thank you, Operator. Good morning. And thank you all for joining us on short notice this morning. We appreciate your time and your engagement as we discuss what we believe is a transformational transaction for ARI and its common stockholders. I also want to highlight that we have made a presentation available on our website today which provides additional details on the transaction. This morning, we announced that ARI has entered into a definitive agreement with Athene to sell ARI’s loan portfolio for a purchase price of 99.7% based on total loan commitments, net of asset-specific CECL reserves and excluding two loans with a principal balance of $146 million that are expected to be repaid prior to closing.

After repayment of substantially all financing facilities, other indebtedness and estimated transaction expenses, we expect ARI to have a common equity book value per share of approximately $12.05. The transaction was approved by ARI’s Board of Directors following the unanimous recommendation of the Special Committee comprised of three independent directors.

The special committee was advised by independent legal and financial advisers, completion of the transaction is subject to stockholder approval. The loan portfolio is being sold to Athene which is a high conviction buyer given its deep familiarity with the portfolio and its aligned position in the capital structure alongside ARI across nearly 50% of the loans. We expect the transaction to provide ARI with approximately $1.4 billion of net cash. ARI will also retain all of the net equity interest in real estate properties held by the company which totaled approximately $466 million as of September 30, 2025.

Let me start with the obvious questions, why do this transaction and why now? For a number of years, ARI’s common stock along with most of the commercial mortgage REIT peers has traded at an average of 0.76 of net book value, despite the improving underlying credit quality and cash-generating nature of the portfolio. The intrinsic value of ARI’s investment portfolio has not been reflected in the public market stock price.

At the same time, attractive yield-generating assets such as ARI’s are highly valued, in short supply and continue to attract strong demand in the private institutional market. For Athene which has an ongoing need to access high-grade assets with excess return, this transaction represents a unique capital deployment opportunity paired with our desire to close the valuation gap for ARI, making it attractive for both parties. By monetizing the portfolio in a single sale, this proposed transaction validates book value. The transaction includes no financing contingency, delivering certainty of execution. From a stockholder perspective, we believe this transaction oﬀers several compelling benefits.

First, the purchase price represents a meaningful 23% premium to ARI’s recent trading levels and multi-year average price-to-book ratio. For context, over the past four years, ARI shares have traded at an average of approximately 0.77x book value. Second, liquidity and balance sheet strength. Post closing, ARI is expected to hold approximately $1.4 billion of cash.

We fully intend for ARI to continue to qualify as a REIT for tax purposes. And as such, we expect ARI will pay a first quarter dividend of $0.25 per share, consistent with the recent quarterly dividend level subject to Board approval. In addition, ARI intends to continue paying a quarterly dividend, subject to Board approval, targeting an approximately 8% annualized yield based on post transaction book value per share.

Finally, strategic flexibility. ARI’s management team, in consultation with ARI’s Board of Directors, will spend the remainder of the year evaluating a range of commercial real estate related strategies, designed to reposition the company and unlock additional value for stockholders.

In assessing potential new asset strategies, ARI will leverage Apollo’s broader investment platform and origination capabilities. The company will also consider strategic M&A opportunities, which would be subject to approval by ARI stockholders as required. The goal of any new asset strategy or strategic transaction would be to deliver attractive current yields and position ARI shares to trade at or above book value on a go-forward basis.

If a new asset strategy or strategic transaction is not identified by year-end, Apollo intends to recommend that ARI’s Board explore all strategic alternatives including dissolution.

Let me also address why Apollo remains the right manager for ARI as we move in to this next phase. Apollo brings a scaled global platform and decades of experience across credit and equity strategies. Apollo has cycle-tested credit expertise and has navigated multiple real estate and credit market environments including periods of dislocation.

Since the launch of ARI in 2009, Apollo’s real estate platform has grown into a global, fully integrated credit and equity business overseeing more than $120 billion in assets under management. The platform brings deep experience across a wide range of real estate-related investment approaches, property types and geographies.

As we evaluate the next strategic chapter for ARI, we will draw not only on the insight and perspective of Apollo’s dedicated real estate team, but also on the full breadth of Apollo’s firm-wide resources and talent. Importantly, this transaction also reflects meaningful alignment between Apollo and ARI stockholders.

During the post-transaction evaluation period, Apollo has agreed to a 50% reduction in ARI’s annual management fee rate, which will be paid in shares of ARI common stock, to further align Apollo and ARI stockholders. Apollo has also agreed to reimburse up to $10 million of ARI’s transaction expenses.

Turning briefly to process and timing. The transaction includes a 25-day go-shop period during which the special committee will actively solicit additional interest in the portfolio. This will be followed by the filing of a proxy statement and a stockholder vote. Assuming stockholder approval and satisfaction of customary closing conditions, we expect the transaction to close in the second quarter.

In closing, we believe this transaction represents a decisive step to unlock value that has not been reflected in ARI’s public market valuation.

It provides immediate validation of book value, strengthens the balance sheet, supports continued dividends and positions ARI for a new chapter with flexibility, liquidity and a clear mandate to explore new asset strategies or strategic transactions designed to deliver attractive current yield and position ARI shares to trade at or above book value on a go-forward basis. We appreciate the support of our Board and the work of the independent special committee, and we look forward to engaging with stockholders about this transformational transaction. With that, we are happy to take your questions.

***

A - Stuart Rothstein - Chief Executive Officer of ARI

Hey Doug.

Q - Douglas Harter - UBS

Thanks, good morning. I guess if you could just a little bit about the process as to why now? Kind of what made this transaction - what led to the timing of the transaction now when much of the factors that led to it probably have been in existence for a while.

A - Stuart Rothstein - Chief Executive Officer of ARI

Yes. I think - and you’ve probably gotten a sense from some of our prior earnings calls. We’ve been, I guess frustrated would be the best way to describe where ARI has been trading on a book value basis, particularly as we’ve made progress on a number of focus assets and continue to fill the portfolio with newly originated transactions that we think are good credit and good value.

There’s been an ongoing discussion inside the walls of Apollo as we try and think about a path forward for ARI.

We’ve debated certain other ideas. We’ve explored certain other ideas in a perfect world, we probably would have loved to have an asset sale and an announcement of a new strategy line up perfectly. But at this point, given the demand for the assets which we know exists for what Scott and the team are originating these days.

We felt like it was the appropriate time to get the asset sale done to validate book value to the market. And then we were very specific in what we announced in terms of the time we’re allowing ourselves to come up with a transformational strategy for ARI. And if we are unable to figure that out, we will move, as outlined in the comments I made.

Q - Douglas Harter - UBS

Great. Appreciate that that’s all thank you very much.

A - Stuart Rothstein - Chief Executive Officer of ARI

Thanks Doug.

***

Q - Jade Rahmani - KBW

Thanks very much for taking the questions. ARI has gotten more active in the multifamily space. And I believe there are agency licenses available in the market, and one peer trading at distressed value. This transaction could position ARI well from a price-to-book standpoint, which would allow it to do M&A and have a currency advantage over peers, and acquiring something in the multifamily Space might be one possibility. Do you have any thoughts on that?

A - Stuart Rothstein - Chief Executive Officer of ARI

Without being specific about a company or an asset type, Jade. I would just - I would say we were very intentional by highlighting that we are very open to strategic M&A transactions as part of how we think about repositioning ARI. I would imagine given what we will be creating in terms of available cash and cleanliness of the balance sheet. There will be opportunities for us on our side to explore things that we think are interesting.

I would also expect a fair number of inbound calls as well as people are trying to think through strategy. So, I don’t want to be overly specific, but some type of strategic M&A is very much top of mind.

Q - Jade Rahmani - KBW

Thank you very much. With respect to the REO portfolio, it’s interesting that ARI is retaining those interests. Could you provide a broader comment regarding that? And do you see upside in value within the REO portfolio overall and in The Brook in particular?

A - Stuart Rothstein - Chief Executive Officer of ARI

Yes. Let me answer in reverse. I think as you think about the four REO assets, I would say, from our perspective, there is still both work and opportunity in terms of value creation with respect to both The Brook, The Mayflower and to some extent, Courtland Grand as well. There’s also work to be done on a couple of remaining assets that we retained as part of the Steward settlement.

So there’s work to be done. I think we’re confident about our ability to execute on the work that needs to be done. And then I would say the other factor as part of that is, if you think about the buyer of the loans, I would say, REO is not a particularly capital eﬃcient asset for the buyer of the loans.

Q - Jade Rahmani - KBW

Thanks very much.

A - Stuart Rothstein - Chief Executive Officer of ARI

Thanks Jade.

***

Q - Harsh Hemnani - Green Street

Thank you. I guess the first one is, as you went through this process, were other buyers considered, was there a general sense of interest in these yielding assets given just the high level of interest in asset-backed finance these days?

A - Stuart Rothstein - Chief Executive Officer of ARI

Yes. I think I’m going to leave it to our filing of the proxy to ultimately outline the process that we went through that led us to where we are today. And that proxy more importantly, will be filed after the completion of a 25-day go-shop period. So, there is still work to be done by the special committee and its advisers to consider any competing oﬀers that may arise in the next 25 days from individual entities that now know that the portfolio is for sale.

Q - Harsh Hemnani - Green Street

Got it. That’s helpful. And then maybe on a go-forward basis, what’s prompting - I guess, a strategic overhaul of the company versus - you’ve been, of course, able to originate new loans at a fairly at a fairly quick pace, especially over the last year or so given over 40% of the portfolio was already in new vintage loans. So, what was the puts and takes between exploring a new strategic alternative versus originating it internally?

A - Stuart Rothstein - Chief Executive Officer of ARI

Yes. Look, I think, as I said in my opening comments, our view at this point is that there seems to be much greater value placed on what we do from an origination perspective in the institutional market than in the public market right now.

It’s not to say that doing something related to real estate credit would not be part of what we decide as a go-forward strategy, but certainly part of the motivation for the transaction today was a view that when we’ve got a team that is originating, I think last year, close to $24 billion of transactions the reception we’re getting in the institutional market versus where ARI was trading at a price-to-book basis, certainly reflected more support for what we’re doing in the institutional market.

Q - Harsh Hemnani - Green Street

Got it. Okay. That’s helpful. Maybe one last follow-up. Of course, this was a hugely beneficial transaction for shareholders and alliance interest of maybe on a go-forward basis, again, what prompted the introduction, excuse me, of the incentive fee within this new strategy and structure.

A - Stuart Rothstein - Chief Executive Officer of ARI

I think our view, if we ultimately succeed and move the company in a new direction behind a strategy that we have conviction around, there was no logical reason as to why our management agreement shouldn’t be consistent with our peers in the space.

Q - Harsh Hemnani - Green Street

Okay, thank you.

A - Stuart Rothstein - Chief Executive Officer of ARI

Thank you.

***

Q - Tom Catherwood - BTIG

Thanks, and good morning everybody. Kind of two-parter for me here. The first part is kind of how broad is this strategic review? Does this include non-commercial real estate opportunities when it comes to the asset base side?

And then the second part of the question is when you were looking at ARI, before announcing this transaction, when you were going through your strategic reviews, what were some of the asset strategies that ARI was not involved in that this might speed up the process of getting involved in? Like you were touching so much already. And at the end of the day, real estate is just debt and equity. What else really is top of mind out there?

A - Stuart Rothstein - Chief Executive Officer of ARI

Yes. Let me take them in the order you asked them. Look, I think from ARI’s perspective - and maybe I’ll do the latter over the former. Look, we’ve all been aware of what our peer group has done with respect to more hybrid strategies. And we’ve talked about a number of them on various calls over the last 15 years probably in things that combine not just credit, but call it, credit adjacent equity strategies or hybrid strategies if you prefer that terminology, but I think we’ve always thought about ways to expand the ARI playbook and also create ways to create some upside beyond just being a lender who’s upside cases to make a loan and get paid back its principal plus its interest.

I think we’ve always struggled with, how to do something in size and scale, so it’s meaningful at a moment in time when sort of the primary mandate has always been keep capital eﬃciently deployed as quickly as possible as loans mature, et cetera. I think with respect to your first question, yes. I think other than the desire to keep this as a real estate vehicle and a REIT for tax purposes. I would say we will take as broad a view with respect to strategy as possible. So that means a full open perspective with respect to equity strategies, credit strategies.

Obviously anything we would decide to pursue, we would need to think about competitive positioning as it pertains to both private and public competitors and also be cognizant of our ability to compete in a externally advised vehicle where there may be certain strategies where the market has embraced internally managed vehicles, et cetera. But I think our goal has already begun. You’re not waiting for the transaction to close.

It’s been ongoing sort of in parallel with the transaction. This is to really take a fresh look at real estate, think about what’s going on in the economy more broadly as you think about some of the major capital-intensive things going on, and think if there is a way where we can create a diﬀerentiated position that would lead to compelling value for our shareholders.

And ultimately, if we can figure it out we will articulate it and explain it. And if we can’t figure it out, as I indicated in my remarks, we will sit down and do a summary of where we are with the Board earlier in the new year and also consider dissolution as a possibility at that point in time.

Q - Tom Catherwood - BTIG

Appreciate that, Stuart thanks. And just one last, one as a follow-up for me. This obviously takes the loan portfolio and kind of shifts it to another arm underneath the Apollo umbrella. As part of the strategic review, will you be looking at kind of other either entities or portfolios or platforms within the Apollo umbrella as well as possible opportunities for ARI to invest in or to be part of or will this be primarily external?

A - Stuart Rothstein - Chief Executive Officer of ARI

No. I think it will be both. I think let me say it this way. I think there are many individuals inside Apollo who touch real estate, either primarily or secondarily. And I think those individuals will be part of a process where we think through creating organic strategies and/or those individuals will be remarkably helpful in having us think through M&A opportunities that are presented to us.

Q - Tom Catherwood - BTIG

Got it. Appreciate the answers.

A - Stuart Rothstein - Chief Executive Officer of ARI

Good, thank you.

***

A - Stuart Rothstein - Chief Executive Officer of ARI

Appreciate everybody jumping on quickly this morning. Hilary and I certainly expect there’ll be more questions coming in the coming days and we are both available, as well as Anastasia. As people have questions, please reach out, and we’re happy to jump on the phone with people. Thank you, Operator.

***

Additional information for ARI Stockholders

This transcript may be deemed solicitation material in respect of the proposed transaction (the “Transaction”). In connection with the Transaction, ARI intends to file a proxy statement and other relevant materials with the U.S. Securities and Exchange Commission (the “SEC”). This transcript does not constitute a solicitation of any vote or approval. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, STOCKHOLDERS OF ARI ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, INCLUDING ANY DOCUMENTS INCORPORATED BY REFERENCE IN THE PROXY STATEMENT, BECAUSE THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT ARI AND THE TRANSACTION. These materials will be made available to the stockholders of ARI at no expense to them and are expected to be mailed to stockholders. When available after filing, the proxy statement and other relevant information may be obtained without charge from the SEC’s website at www.SEC.gov. Copies of the documents filed by ARI with the SEC are also available free of charge on ARI’s website at www.apollocref.com.

This document is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. This document is not a substitute for the proxy statement or any other document that ARI may file with the SEC or send to stockholders in connection with the Transaction. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

The directors and executive officers of ARI, and certain other affiliates of ACREFI Management, LLC, may be deemed “participants” in the solicitation of proxies from stockholders of ARI in favor of the Transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of ARI in connection with the Transaction will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the executive officers and directors of ARI and ACREFI Management, LLC in ARI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and in its definitive proxy statement filed with the SEC on Schedule 14A on April 29, 2025. You may obtain free copies of these documents using the sources indicated above.

About Apollo Commercial Real Estate Finance, Inc.

Apollo Commercial Real Estate Finance, Inc. (NYSE: ARI) is a real estate investment trust that primarily originates, acquires, invests in and manages performing commercial first mortgage loans, subordinate financings and other commercial real estate-related debt investments. The Company is externally managed and advised by ACREFI Management, LLC, a Delaware limited liability company and an indirect subsidiary of Apollo Global Management, Inc., a high-growth, global alternative asset manager with approximately $908 billion of assets under management as of September 30, 2025.

Additional information can be found on the Company’s website at www.apollocref.com.

Forward-Looking Statements

Certain statements contained in this transcript constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. These forward-looking statements include information about possible or assumed future results of the Company’s business, financial condition, liquidity, results of operations, plans and objectives. When used in this release, the words believe, expect, anticipate, estimate, plan, continue, intend, should, may or similar expressions, are intended to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking: higher interest rates and inflation; market trends in the Company’s industry, real estate values, the debt securities markets or the general economy; the timing and amounts of expected future fundings of unfunded commitments; the return on equity; the yield on investments; the ability to borrow to finance assets; the Company’s ability to deploy the proceeds of its capital raises or acquire its target assets; risks associated with investing in real estate assets, including changes in business conditions and the general economy; the parties’ ability to consummate the Transaction on the proposed terms or on the anticipated timeline, or at all, including risks and uncertainties related to securing the necessary third-party approvals, including stockholder approval, or the satisfaction of other closing conditions to consummate the Transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreement or any unanticipated difficulties or expenditures relating to the Transaction; risks related to diverting the attention of ARI management from ongoing business operations; failure to realize the expected benefits of the Transaction; significant transaction costs and/or unknown or inestimable liabilities; risks of stockholder litigation in connection with the Transaction, including resulting expenses or delays; disruption of current plans and operations caused by the announcement of the Transaction, making it more difficult to conduct business as usual or maintain relationships with current or future lenders, service providers, or vendors, and financing sources; and effects relating to the announcement of the Transaction or any further announcements or the consummation of the Transaction on the market price of ARI’s common stock. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements, and other risks, uncertainties and factors are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to the Company. Forward-looking statements are not predictions of future events. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.